EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

	Six Months Ended June 30,			Three Months Ended June 30,
	2004	2003		2004	2003
Numerator:
Net income	$370,230	$322,346		$253,770	$251,300
Effect of dilutive securities:
Convertible debt - 2.625% issued in 1998	—	2,106		—	—
LYONS - 1998 issue	—	1,446	*	—	230	*
Less: Anti-dilutive items	—	(1,446)		—	(230)

Numerator for net income per common share - diluted	$370,230	$324,452		$253,770	$251,300

Denominator:
Weighted average common shares	613,517	613,961		610,478	614,361
Effect of dilutive securities:
Stock options and common stock warrants	2,775	3,078		2,482	3,195
Convertible debt - 2.625% issued in 1998	—	4,154		—	—
LYONS - 1998 issue	—	1,798	*	—	563	*
Less: Anti-dilutive items	—	(1,798)		—	(563)

Denominator for net income per common share - diluted	616,292	621,193		612,960	617,556

Net income (loss) per common share:
Basic	$.60	$.53		$.42	$.41

Diluted	$.60	$.52		$.41	$.41

* Denotes items that are anti-dilutive to the calculation of earnings per share.